Exhibit 99

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 maryadams@learningtree.com

LEARNING TREE ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CA—February 5, 2004—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced today revenues and earnings for the first quarter of its 2004 fiscal year.

Revenues for the quarter ended December 31, 2003 were $39.9 million compared with $41.8 million for the same quarter of the prior year. Income from operations for the quarter was $3.2 million compared with $4.6 million for the same quarter of the prior year. Net income for the quarter was $2.4 million compared to $3.4 million for the same quarter of the prior year. Net income per diluted share for the first quarter was $0.14 compared with $0.19 for the same quarter of the prior year.

“The results we achieved in our first fiscal quarter met our projections, with continued profitability on lower revenues than last year,” commented Dr. David C. Collins, Learning Tree’s Chairman and CEO. “Looking forward, we remain confident in the long-term outlook for corporate technology training. Learning Tree’s strong global brand, operational strengths and financial resources position us to respond both to the current business environment and to future opportunities when they develop.”

Learning Tree also announced the departure of Gary Wright, its Chief Financial Officer. “We are initiating a search for a Chief Financial Officer to replace Gary, who has served Learning Tree faithfully over the past 14 years,” Collins explained. “We expect to relocate this position to our Reston facility, which houses both our US operating unit and the office of our President and Chief Operating Officer, Nick Schacht.”

Learning Tree International is a leading worldwide provider of vendor independent education and training to technology professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, management and key business skills. The Company also tests and certifies technology professionals, and Learning Tree courses are recommended for college credit by the American Council on Education and are accepted for college credit at the University of Phoenix. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE, or visit us on the World Wide Web at: http://www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are “forward-looking statements.” All plans, projections, and future estimates are forward-looking statements, which in some, but not all, cases, are identified by words such as “anticipate,” “estimate,” “project,” “believe,” “expect” and similar expressions. Please do not put undue reliance on forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties. Many, but not all, of these factors and assumptions are identified in Exhibit 99.1, “Risk Factors” to Learning Tree International, Inc.’s Annual Report on Form 10-K (“Exhibit 99.1”). Although Learning Tree believes that the assumptions are reasonable, it is likely that at least some of the forward-looking statements will not come true. Accordingly, Learning Tree’s actual results will differ from those suggested by any forward-looking statement, and those differences could be material. Factors that could cause or contribute to such differences include, among others, those factors included in Exhibit 99.1 as well as those discussed in other places in Learning Tree’s filings with the Securities and Exchange Commission. For example, actual results could differ materially from those projected as a result of Learning Tree’s dependence on the timely development, introduction and customer acceptance of courses and products; risks in technology development and introduction; risks associated with competition from e-learning; the impact of competition and pricing pressures; Learning Tree’s ability to attract and retain key management and other personnel; risks associated with international operations, including currency fluctuations; the effect of changing economic conditions; Learning Tree’s ability to maintain its current operating margins; the effect of adverse weather conditions, strikes, acts of war or terrorism, and other external events. Should one or more of these risks, or any other risk, materialize, or should one or more of the underlying assumptions prove to be incorrect, Learning Tree’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking information will in fact prove to be correct. Learning Tree does not undertake any obligation to update forward-looking statements.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended December 31,
	(Unaudited)
	2003	2002
Revenues	$39,867	$41,759
Cost of revenues	18,407	18,888

Gross profit	21,460	22,871

Operating expenses:
Course development	1,997	2,075
Sales and marketing	10,478	10,006
General and administrative	5,765	6,196

Total operating expenses	18,240	18,277

Income from operations	3,220	4,594
Other income (expense)	488	630

Income before provision for income taxes	3,708	5,224
Provision for income taxes	1,317	1,855

Net income	$2,391	$3,369

Earnings per common share	$0.14	$0.19

Earnings per common share assuming dilution	$0.14	$0.19

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	December 31, 2003	September 30, 2003
	(Unaudited)
Cash, cash equivalents and short-term investments	$87,663	$86,711
Accounts receivable	11,796	11,779
Prepaid taxes and other expenses	7,623	10,832

Total current assets	107,082	109,322
Equipment, long-term investments and other	31,817	31,587

Total assets	$138,899	$140,909

Accounts payable and accrued liabilities	$16,728	$19,004
Deferred revenue	47,258	50,082

Total current liabilities	63,986	69,086
Other	2,721	2,843

Total liabilities	66,707	71,929

Stockholders’ equity	72,192	68,980

Total liabilities and stockholders’ equity	$138,899	$140,909

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